Exhibit 4.2

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT, AMENDMENT TO

U.S. PLEDGE AND SECURITY AGREEMENT AND AMENDMENT TO PLEDGE AGREEMENT

FIRST AMENDMENT TO CREDIT AND GUARANTY AGREEMENT, AMENDMENT TO U.S. PLEDGE AND SECURITY AGREEMENT AND AMENDMENT TO PLEDGE AGREEMENT, dated as of August 13, 2021 (this “Amendment”), by and among GRIFOLS, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Spanish Borrower” and the “Parent”), GRIFOLS WORLDWIDE OPERATIONS USA, INC., a Delaware corporation (the “U.S. Borrower”), GRIFOLS WORLDWIDE OPERATIONS LIMITED, a private limited company validly incorporated and existing under the laws of Ireland (the “Foreign Borrower” and, together with the Spanish Borrower and the U.S. Borrower, the “Borrowers”), each of the other Loan Parties named on the signature pages hereto, the Lenders named on the signature pages hereto and BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (in such capacity and including any successors, the “Administrative Agent”) and as collateral agent. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Credit Agreement (as defined below), the U.S. Security Agreement (as defined below) or the U.S. Pledge Agreement (as defined below), as the context may require.

W I T N E S S E T H:

WHEREAS, the Borrowers, certain subsidiaries of the Parent, the Lenders party thereto from time to time and the Administrative Agent are parties to that certain Credit and Guaranty Agreement, dated as of November 15, 2019 (as amended, by that certain Incremental Joinder, dated as of May 7, 2020 and as further amended, modified and supplemented from time to time, the “Credit Agreement”);

WHEREAS, the U.S. Borrower, the Foreign Borrower, certain subsidiaries of the Parent and Bank of America, in its capacity as the Collateral Agent, are parties to that certain U.S. Pledge and Security Agreement, dated as of November 15, 2019 (as amended, modified and supplemented from time to time, the “U.S. Security Agreement”);

WHEREAS, the Spanish Borrower, Instituto Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (“Instituto Grifols”), and Bank of America, in its capacity as the Collateral Agent, are parties to that certain Pledge Agreement, dated as of November 15, 2019 (as amended, modified and supplemented from time to time, the “U.S. Pledge Agreement”);

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended and agreed to extend credit to the Borrowers;

WHEREAS, each of Biomat USA, Inc. and Biomat Newco Corp., each an indirect wholly-owned subsidiary of the Parent intends to issue Class B Common Shares to one or more investors and enter into transactions ancillary thereto;

WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent agree to the amendments to the Credit Agreement, the U.S. Security

Agreement and the U.S. Pledge Agreement provided for herein to allow for such issuance of Class B Common Shares and related transactions; and

WHEREAS, the Loan Parties and the Lenders party to the Credit Agreement as of the First Amendment Effective Date have agreed to amend the Credit Agreement (including the exhibits and schedules thereto), to amend the U.S. Security Agreement (including the exhibits and schedules thereto) and to amend the U.S. Pledge Agreement (including the exhibits and schedules thereto), in each case in accordance with the terms of Section 10.05 of the Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

Section 1.Amendments to the Credit Agreement. The Loan Parties, the Required Lenders under the Credit Agreement and the other parties hereto each agree that in consideration of the material agreements, provisions and covenants contained herein, and in reliance on the representations and warranties set forth herein, and subject to the satisfaction or waiver of the conditions precedent set forth herein, the Credit Agreement (together with the exhibits and schedules thereto) shall be, effective as of the First Amendment Effective Date (as defined below), hereby amended as follows:

(a)Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)The definition of “Consolidated Net Total Debt” is hereby amended by adding the following at the end thereof: “From and after the Biomat Transactions Consummation Date, the Biomat Class B Equity Interests shall not be considered Indebtedness included in determining Consolidated Net Total Debt.”

(ii)The following defined terms shall be inserted in the appropriate alphabetical order:

“Biomat” means Biomat USA, Inc., a Delaware corporation.

“Biomat Class B Equity Interests” means the Class B Common Stock issued by each of Biomat and Biomat Newco on the Biomat Transactions Consummation Date.

“Biomat Class B Equity Governing Documents” means the Certificate of Incorporation of Biomat, the bylaws of Biomat, the Certificate of Incorporation of Biomat Newco, the bylaws of Biomat Newco and each share certificate representing the shares of the Biomat Class B Equity Interests.

“Biomat Holdco” means Biomat Holdco, LLC, a Delaware limited liability company, which will, after giving effect to the Biomat Intercompany Reorganization, own 100% of the Equity Interests in Biomat Newco.

“Biomat Intercompany Reorganization” means the taking of the following corporate actions by the Parent and its Subsidiaries on or prior to the Biomat Transactions Consummation Date, (A) the assumption by Biomat of certain intercompany debt in the aggregate principal amount up to $521,000,000 owed by

GSSNA to the Foreign Borrower, (B) the transfer of 100% of the outstanding Series B (Common) Stock of Biomat outstanding as of the First Amendment Effective Date from GSSNA to Biomat Newco (the “Biomat Share Transfer”), subject to the existing Lien on such shares granted by GSSNA in favor of the Collateral Agent, for the benefit of the Secured Parties, under the U.S. Security Agreement, (C) the transfer of the Equity Interests of Biomat Newco from GSSNA to Biomat Holdco, (D) the release of the Lien of the Collateral Agent on the Equity Interests of Biomat Newco, if any, and (E) the assumption by Biomat Newco of certain intercompany debt in the aggregate principal amount up to $469,000,000 owed by GSSNA to the Foreign Borrower.

“Biomat Newco” means Biomat Newco Corp., a Delaware corporation, which will after giving effect to the Biomat Intercompany Reorganization, own 100% of the Series B (Common) Stock of Biomat, which are held by GSSNA immediately prior to the Biomat Intercompany Reorganization.

“Biomat Transactions” means (a) the consummation of the Biomat Intercompany Reorganization, which may occur at any time on or prior to the Biomat Transactions Consummation Date, (b) the transfer of 100% of the outstanding Series A (Common) Stock of Biomat from Instituto Grifols to Biomat Newco, (c) the issuance of the Biomat Class B Equity Interests, (d) the release of the Guaranty of Biomat and Talecris, (e) the release of the Lien of the Collateral Agent on all of the Equity Interests of Biomat and all of the assets of Biomat, (f) the release of the Lien of the Collateral Agent on all of the Equity Interests of Talecris and all of the assets of Talecris, and (g) the performance by the Parent and its Restricted Subsidiaries of their obligations in connection with the above transactions.

“Biomat Transactions Consummation Date” means the date of satisfaction (or waiver) of the conditions precedent referred to in Section 5 of the First Amendment.

“First Amendment” means that certain Amendment to Credit and Guaranty Agreement, Amendment to U.S. Pledge and Security Agreement and Amendment to Pledge Agreement, dated as of the First Amendment Effective Date, among the Borrowers, each of the other Loan Parties named on the signature pages thereto, the Lenders named on the signature pages thereto and Bank of America, N.A, in its capacities as Administrative Agent and Collateral Agent.

“First Amendment Effective Date” means the date of satisfaction (or waiver) of the conditions precedent referred to in Section 4 of the First Amendment.

“GSSNA” means Grifols Shared Services North America, Inc., a Virginia corporation, an indirect wholly owned subsidiary of the Parent.

“Instituto Grifols” means Instituto Grifols, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain, an indirect wholly owned subsidiary of the Parent.

“Talecris” means Talecris Plasma Resources, Inc., a Delaware corporation.

“U.S. Pledge Agreement” means that certain Pledge Agreement, dated as of November 15, 2019 (as amended, modified and supplemented from time to time), among the Spanish Borrower, Instituto Grifols and the Collateral Agent.

(b)Section 5.16 of the Credit Agreement is hereby amended by modifying the Guarantor Coverage Test therein from 70% of the earnings before interest, tax, depreciation and amortization of the Group to 60% of the earnings before interest, tax, depreciation and amortization of the Group.

(c)Section 6.01 of the Credit Agreement is hereby amended by (i) removing the word “and” from the end of clause (w), (ii) replacing the “.” with “; and” immediately following clause (x)and (iii) adding the following clause immediately after clause (x):

“(y)    Indebtedness in respect of the Biomat Class B Equity Interests as disclosed to the Lenders prior to the First Amendment Effective Date.”

(d)Section 6.01(x) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(x)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above and clause (y) below;”

(e)Section 6.03(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) agreements evidencing Indebtedness permitted by Section 6.01(b), (d), (i), (j), (k), (m), (r), (t), (u) and (y)”

(f)Section 6.04 of the Credit Agreement is hereby amended by (i) removing the word “and” from the end of clause (f), (ii) replacing the “.” with “;” immediately following clause (g) and (iii) adding the following clauses immediately after clause (g):

“(h) Biomat and Biomat Newco may make regularly scheduled dividend payments to the holders of their Biomat Class B Equity Interests in accordance with the terms of the Biomat Class B Equity Governing Documents; and

(i) Biomat and Biomat Newco may redeem, retire or make a similar payment to purchase or otherwise acquire the Biomat Class B Equity Interests in accordance with the terms of the Biomat Class B Equity Governing Documents.”

(g)Section 6.05 of the Credit Agreement is hereby amended by (i) replacing the word “and” with “;” immediately following clause (xviii), (ii) replacing the “.” with “; and” immediately following clause (xix) and (iii) adding the following clause immediately after clause (xix):

“(xx) on or after the Biomat Transactions Consummation Date, agreements entered into in respect of and in connection with the Biomat Class B Equity Interests.”

(h)Section 6.06 of the Credit Agreement is hereby amended by (i) replacing the word “and” with “;” immediately following clause (q), (ii) replacing the “.” with “; and” immediately following clause (r) and (iii) adding the following clause immediately after clause (r):

“(s) The Parent and its Subsidiaries may consummate the Biomat Intercompany Reorganization at any time on or prior to the Biomat Transactions Consummation Date; provided, that (a) the Loan Parties acknowledge that (i) the Biomat Share Transfer is being made subject to the existing Lien on such shares (the “Existing Biomat Share Lien”) granted by GSSNA in favor of the Collateral Agent, for the benefit of the Secured Parties, under the U.S. Security Agreement, (ii) Biomat Newco has notice of the Existing Biomat Share Lien and therefore is not a “protected purchaser” of the Biomat Share Transfer within the meaning of Section 8-303 of the UCC, (iii) the Existing Biomat Share Lien shall remain in effect notwithstanding the Biomat Share Transfer, and (iv) the Existing Biomat Share Lien shall not be released until the Biomat Transactions Consummation Date in accordance with Sections 1(m) and 2.2 of the First Amendment, and (b) the Parent provides to the Collateral Agent a written or electronic acknowledgement from Biomat Newco as to matters (a)(i) - (iii).”

(i)Section 6.08 of the Credit Agreement is hereby amended by

(i)amending clauses (d) and (e) in their entirety as follows:

“(d) Asset Dispositions shall be permitted; provided, that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of the Parent), (ii) no less than 75.0% thereof shall be paid in cash or Cash Equivalents; provided, that (A) any liabilities of the Parent and its Subsidiaries, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee with respect to the applicable Asset Disposition and for which the Parent and its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent or its Subsidiaries from such transferee shall be converted by Parent or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Disposition and (C) any Designated Non-Cash Consideration received in respect of such Asset Disposition having an aggregate fair market value as determined by the Parent in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to the clause (C) that is then outstanding, shall not exceed $200,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of this clause (d) to be cash, (iii) the Net Cash Proceeds thereof shall be applied as required by Section 2.14(a) and (iv) no Event of Default shall have occurred and be continuing or shall be caused thereby;

(e)If no Event of Default shall have occurred and be continuing or shall be caused thereby, (i) Receivables Sales shall be permitted and (ii) sales or discounts of accounts receivable shall be permitted, in each case with respect to this clause (ii) without recourse and in the ordinary course of business which are overdue or which a Group Member may reasonably determine are difficult to collect, but in each case only in connection with the compromise or collection thereof consistent with prudent business practice (and not as part of any bulk sale or financing of receivables);”

(ii)removing the word “and” from the end of clause (j),

(iii)amending clause (k) in its entirety as follows:

“(k)disposition of the GDS Contributed Equity in exchange for the Shanghai RAAS Equity Interests in connection with the Shanghai RAAS Transaction shall be permitted;” and

(iv)adding the following clauses immediately after clause (k):

“(l) on or after the Biomat Transactions Consummation Date, any sale or other disposition of the Biomat Class B Equity Interests shall be permitted, the Net Cash Proceeds of which may be used to repay the intercompany Indebtedness owed to the Foreign Borrower assumed by Biomat and Biomat Newco pursuant to clauses (A) and (E) of the definition of Biomat Intercompany Reorganization, and thereafter Foreign Borrower may use those amounts to (x) first repay outstanding Revolving Loans up to an amount not to exceed $600,000,000 and (y) second, the remainder of the Net Cash Proceeds on a pro rata basis, (i) repay outstanding Term Loans (on a pro rata basis between the Dollar Tranche B Term Loan and the Euro Tranche B Term Loan) and (ii) repurchase, retire or redeem the Senior Secured Notes; provided, that the Net Cash Proceeds from the issuance of the Biomat Class B Equity Interests that are applied as a prepayment of the Term Loans shall be applied as required by Section 2.14(a) as if the reference therein to Section 6.08(d) was a reference to this Section 6.08(l) without giving effect to any reinvestment rights therein and which shall not be permitted to be waived pursuant to Section 2.15(e); and

(m) any sale or other disposition of the Equity Interests of Biomat, Biomat Newco and Biomat Holdco made in order to consummate the Biomat Intercompany Reorganization and any assumption of intercompany debt in connection therewith shall be permitted.”

(j)Section 6.11 of the Credit Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding anything herein to the contrary, this Section 6.11 shall not apply to any amendment, restatement, supplement, waiver or other modification of (i) any Organization Document or (ii) the terms of the Senior Notes or the Senior Secured Notes, in connection with the Biomat Transactions; provided, that the Borrowers and their Subsidiaries shall not agree to any material amendment, restatement, supplement or other modification to or waiver of any of the Biomat Class B Equity Governing Documents which would be materially adverse as to any Secured Party.”

(k)Paragraph 4 of Exhibit C to the Credit and Guaranty Agreement is amended and restated in its entirety to read as follows:

“Reference is made to Sections 5.01(c) and 5.16 of the Credit Agreement, and in accordance with such sections, pursuant to which the undersigned in my capacity as chief financial officer hereby certifies that as at [ ]1 (such date, the “Determination Date”), the Consolidated Adjusted EBITDA attributable to the Loan Parties as a group (taking each entity on an unconsolidated basis and excluding all intercompany items) is no less than 60.0% of the earnings before interest, tax, depreciation and amortization of the Group.”

(l)From and after the Biomat Transactions Consummation Date and concurrently with the consummation of all of the other Biomat Transactions, each of Biomat and Talecris is hereby released from its respective obligations under the Guaranty and is no longer a Guarantor notwithstanding that it may be a Significant Subsidiary; provided, that after giving effect to the Biomat Transactions Consummation Date, each of Biomat and Talecris remains a Restricted Subsidiary. The parties hereto acknowledge and agree that each of Biomat Holdco and Biomat Newco has heretofore not been a Guarantor and after giving effect to the Biomat Transactions neither Biomat Holdco nor Biomat Newco shall be Guarantors notwithstanding that any of them may be a Significant Subsidiary; provided, that (x) after giving effect to the Biomat Transactions Consummation Date, each of Biomat Holdco and Biomat Newco is a Restricted Subsidiary and (y)notwithstanding that Biomat Holdco is not a Guarantor, 100% of the Equity Interests of Biomat Holdco shall be subject to a Lien in favor of the Collateral Agent under the Security Documents securing the Obligations.

(m)Each Lender party hereto acknowledges and agrees that, from and after the Biomat Transactions Consummation Date, each of the following transactions and all transactions ancillary thereto are hereby permitted to be taken by the Borrowers and their Restricted Subsidiaries: (i) the issuance of the Biomat Class B Equity Interests, (ii) releasing the Guaranty of Biomat and Talecris,

(iii) releasing the Lien of the Collateral Agent on all of the Equity Interests of Biomat and all of the assets of Biomat, (iv) releasing the Lien of the Collateral Agent on all of the Equity Interests of Talecris and all of the assets of Talecris, (v) the performance by the Parent and its Restricted Subsidiaries of their obligations in connection with the Biomat Transactions and (vi) any other actions or transactions disclosed to the Lenders in the marketing materials for this Amendment or the Biomat Class B Equity Governing Documents provided to the Lenders or otherwise disclosed by any Group Member related to the Biomat Transactions in regular or periodic reports, if any, filed by any Group Member with any securities exchange or with the SEC. The Administrative Agent or the Collateral Agent, as applicable, shall, at the applicable Loan Party’s expense, execute and deliver such documents as such Loan Party may reasonably request, in form and substance

1 To be the date of the most recent quarter’s financial statements provided to the Lenders pursuant to Section 5.01(a) or (b) of the Credit Agreement, as applicable, or, with respect to the first delivery hereof following the Closing Date, the financial statements dated as of September 30, 2019.

reasonably satisfactory to the Administrative Agent or the Collateral Agent, as applicable, to evidence the releases contemplated hereunder.

(n)The Borrowers shall provide written notice to the Administrative Agent and Bank of America Europe Designated Activity Company, in its capacity as an arranger (or any of its designated affiliates thereof, the “Arranger”), no less than five (5) Business Days prior to the Biomat Transactions Consummation Date. For the avoidance of doubt, (i) the Borrowers may not consummate the Biomat Transactions prior to the satisfaction or waiver of the conditions precedent set forth in Section 5 and (ii) the Biomat Transactions must occur, if at all, no later than March 15, 2022.

(o)Any remaining Net Cash Proceeds from the issuance of the Biomat Class B Equity Interests that are not used to repurchase, retire or redeem the Senior Secured Notes pursuant to Section 5(d) as a result of certain holders of Senior Secured Notes not accepting the offer shall be offered to the Lenders holding outstanding Tranche B Term Loans on a pro rata basis as a Waivable Mandatory Prepayment in accordance with the terms of, and pursuant to the mechanics set forth in, Section 2.15(e) of the Credit Agreement.

Section 2.Amendments to the Security Agreements

Section 2.1. The Loan Parties, the Required Lenders under the Credit Agreement and the other parties hereto each agree that, in consideration of the material agreements, provisions and covenants contained herein, and in reliance on the representations and warranties set forth herein and subject to the satisfaction or waiver of the conditions precedent set forth herein, that from and after the First Amendment Effective Date, with respect to the U.S. Security Agreement:

(a)GSSNA hereby confirms the grant to the Collateral Agent set forth in the U.S. Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of GSSNA’s Pledged Equity Interests in Biomat Holdco and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing and all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(b)Schedule 5.2(I)(B) to the U.S. Security Agreement is hereby amended and replaced in its entirety as set forth in Annex I hereto.

(c)In the event the Biomat Transactions Consummation Date does not occur by March 15, 2022 the Parent shall cause each of Biomat Holdco and Biomat Newco to, no later than April 15, 2022 (i) become Guarantors and (ii) grant a Lien in favor of the Collateral Agent pursuant to the U.S. Security Agreement on their respective assets as contemplated under the U.S. Security Agreement.

Section 2.2. The Loan Parties, the Required Lenders under the Credit Agreement and the other parties hereto each agree that, in consideration of the material agreements, provisions and covenants contained herein, and in reliance on the representations and warranties set forth herein and subject to the satisfaction or waiver of the conditions precedent set forth herein, from and after the Biomat Transactions Consummation Date:

(a)with respect to the U.S. Security Agreement,

(i)(w) all Liens granted by each of Biomat and Talecris to secure the obligations under the Credit Agreement are hereby released and discharged, (x) the Liens on the Equity Interests of Biomat granted by GSSNA are hereby released and discharged, (y) the Liens on the Equity Interests of Talecris granted by Biomat are hereby released and discharged and (z) Schedule 5.2(I)(A) to the U.S. Security Agreement is hereby amended and replaced in its entirety as set forth in Annex II hereto; and

(ii)the Collateral Agent authorizes the Borrowers, their counsel or their representatives, including counsel to the Collateral Agent to (x) file UCC-3 termination statements in respect of the UCC financing statements previously filed by the Collateral Agent against Biomat and Talecris, (y) file UCC-3 amendments in respect of the UCC financing statements previously filed by the Collateral Agent against GSSNA but only with respect to the Equity Interests of Biomat released hereby, and (z) file any releases in respect of the recordation of the security interests in intellectual property of Biomat and Talecris previously made in the applicable intellectual property registries, in each case of clauses

(x) through (z) hereof after the Collateral Agent and its counsel have been given a reasonable opportunity to review and approve such filings; and

(b)	with respect to the U.S. Pledge Agreement,

(i)all the Liens on the Equity Interests of Biomat granted by Instituto Grifols are hereby released and discharged; and

(ii)the Collateral Agent authorizes the Borrowers, their counsel or their representatives, including counsel to the Collateral Agent to file a UCC-3 amendment in respect of the UCC financing statements previously filed by the Collateral Agent against Instituto Grifols but only with respect to the Equity Interests of Biomat released hereby after the Collateral Agent and its counsel have been given a reasonable opportunity to review and approve such filings.

Section 3.Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each Group Member represents and warrants to the Administrative Agent, the Arranger and each of the Lenders that, as of the date hereof and on the Biomat Transactions Consummation Date:

(a)Organization; Requisite Power and Authority; Qualification. Each Group Member (i) is duly organized, duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to own and operate its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to enter into this Amendment to which it is a party and to carry out the transactions contemplated thereby and (iii) is qualified to do business and, if applicable, in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations, except, in the case of clauses (b) and (c), where the failure to have such power and authority or to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)Due Authorization. The execution, delivery and performance of this Amendment and the Credit Agreement as amended hereby, has been duly authorized and approved by all necessary action on the part of each Loan Party that is a party hereto.

(c)No Conflict. The execution, delivery and performance by the Loan Parties of this Amendment and the performance by the Loan Parties of the Credit Agreement as amended hereby and the consummation of the transactions contemplated by this Amendment do not and will not (a) (i) violate any provision of any law or any governmental rule or regulation applicable to any Group Member, (ii) breach any of the Organizational Documents of any Group Member or (iii) violate any order, judgment or decree of any court or other agency of government binding on any Group Member, except to the extent any violation of (i) or (iii) above could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Group Member, including without limitation, the Credit Agreement, the EIB Facility, the Senior Notes and the Senior Secured Notes; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Group Member (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Group Member, except for such approvals or consents which have been obtained on or before the First Amendment Effective Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

(d)Governmental Consents. The execution, delivery and performance by the Loan Parties of this Amendment and the performance by the Loan Parties of the Credit Agreement as amended hereby and the consummation of the transactions contemplated by this Amendment does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority or payment of any stamp, registration, notarial or similar taxes or fees, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation or to the extent required to create valid security and except for those not material to the operations or financial condition of the Loan Parties or the rights of the Secured Parties.

(e)Binding Obligation. This Amendment has been duly executed and delivered by each Loan Party that is a party hereto and this Amendment and the Credit Agreement, the U.S. Security Agreement and the U.S. Pledge Agreement as amended hereby are the legally valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, examinership, reorganization, appointment of a receiver moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(f)Solvency. The Loan Parties and their Subsidiaries, on a consolidated basis, are and, upon the consummation and performance of the transactions contemplated in this Amendment, including consummation of the Biomat Transactions, will be, Solvent.

(g)Guarantor Coverage Test. The execution, delivery and performance by each Loan Party of this Amendment and the transactions contemplated herein and hereby, including the consummation of and performance of the Biomat Transactions, will not result in a breach of Section 5.16 of the Credit Agreement, as amended by this Amendment.

(h)Disclosure. No representation or warranty of any Loan Party contained in this Amendment or in any other documents,  certificates  or written statements  furnished to  the Administrative Agent, the Arranger or Lender by any Group Member (or by its agents on its behalf) for use in connection with the transactions contemplated hereby or the Biomat Transactions contained any untrue statement of a material fact or omitted to state a material fact (known to it, or to any Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made, except to the extent such statement or omission was subsequently disclosed or corrected. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by such Group Member to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

All of the representations and warranties contained in the Credit Agreement by the Borrowers and each Loan Party party thereto are true and correct in all material respects on and as of the First Amendment Effective Date and the Biomat Transactions Consummation Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects.

Section 4.Conditions Precedent to the First Amendment Effective Date. The effectiveness of this Amendment and the Borrowers’ ability to consummate the Biomat Intercompany Reorganization shall be subject to the following conditions precedent (the date on which such conditions have been satisfied (or waived) is referred to herein as the “First Amendment Effective Date”).

(a)Execution. The Administrative Agent shall have received duly executed counterparts of this Amendment that bear the signatures of the Borrowers, the Guarantors, the Collateral Agent and the Required Lenders;

(b)Certificates.

(i)The Administrative Agent shall have received (i) copies of the resolutions of the board of directors, authorized subcommittee thereof, or other equivalent body of each Loan Party authorizing the execution, delivery and performance of this Amendment, certified as of the First Amendment Effective Date by an Authorized Officer of such Loan Party, (ii) a certificate of an Authorized Officer of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by such Loan Party hereunder, (iii) the articles or certificate of incorporation or equivalent document of each Loan Party as in effect on the First Amendment Effective Date, certified by the secretary of state (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date, (iv) the by-laws or equivalent document of each Loan Party as in effect on the First Amendment Effective Date, certified by an Authorized Officer of such Loan Party as of the First Amendment Effective Date and (v) to the extent such concept is applicable in such jurisdiction, a certificate of good standing or equivalent document for each Loan Party from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization as of a recent date, or, in each of clauses (ii) – (v), a certificate of an Authorized Officer of each Loan Party certifying that such information or document has not changed since the date of the last such information or document delivered to the Administrative Agent.

(ii)The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Parent, dated as of the First Amendment Effective Date, certifying that each of the conditions precedent specified in clauses (d) and (e), of this Section 4 have been satisfied.

(c)Expenses. The Administrative Agent and the Arranger shall have received payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal fees of the Administrative Agent and the Arranger and fees to the consenting Lenders due under Section 6 herein) incurred in connection with this Amendment or otherwise required to be paid under the Credit Agreement, to the extent invoiced to the Borrowers no later than three Business Days prior to the First Amendment Effective Date.

(d)Representations and Warranties. All of the representations and warranties contained in Section 3 herein shall be true and correct in all material respects on the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(e)Default. No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date.

(f)Opinions. The Administrative Agent and its respective counsel shall have received originally executed copies of the favorable written opinions of (i) Proskauer Rose LLP, as New York counsel to the Loan Parties, (ii) Osborne Clarke España S.L.P., as Spanish counsel to the Loan Parties, (iii) Matheson, as Irish counsel to the Loan Parties, and (iv) Hunton & Williams LLP, as Virginia and Florida counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent, dated as of the First Amendment Effective Date (and each Loan Party hereby instructs such counsel to deliver such opinions to the Lenders).

(g)At least five (5) days prior to the First Amendment Effective Date (or such shorter period as agreed to by the Administrative Agent), the Administrative Agent shall have received all documentation, including supporting documentation reasonably satisfactory to the Administrative Agent and other information required by bank regulatory authorities under applicable “know-your-

customer” and anti-money laundering rules and regulations, including the PATRIOT Act;  provided, that such documentation and other information was requested not less than ten (10) days prior to the First Amendment Effective Date.

Section 5.Conditions Precedent to Biomat Transactions Consummation Date. The Borrowers’ ability to consummate the Biomat Transactions (other than, for the avoidance of doubt, the Biomat Intercompany Reorganization) following the occurrence of the First Amendment Effective Date shall be subject to the following conditions precedent (the date on which such conditions have been satisfied (or waived) is referred to herein as the “Biomat Transactions Consummation Date”).

(a)Representations and Warranties. All of the representations and warranties contained in Section 3 herein shall be true and correct in all material respects on the Biomat Transactions Consummation Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(b)Certificate. The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Parent, dated as of the Biomat Transactions Consummation Date, certifying that each of the conditions precedent specified in clauses (a), (c), (e) and (f) of this Section 5 have been satisfied.

(c)Default. No Default or Event of Default shall have occurred and be continuing on the Biomat Transactions Consummation Date.

(d)Prepayment. The Administrative Agent shall have received a prepayment notice with respect to the Revolving  Loans in form and substance reasonably satisfactory to the Administrative Agent, in accordance with the terms of Section 2.13(a) of the Credit Agreement. The Net Cash Proceeds from the issuance of the Biomat Class B Equity Interests shall first be applied (or will be substantially simultaneously with the issuance of the Biomat Class B Equity Interests) as an optional prepayment of the Revolving Loans up to an amount not to exceed $600,000,000 in accordance with Section 2.13(a) of the Credit Agreement. The remaining Net Cash Proceeds from the issuance of the Biomat Class B Equity Interests shall be applied (or will be substantially simultaneously with the issuance of the Biomat Class B Equity Interests applied) pro rata (i) as a mandatory prepayment of the Term Loans (on a pro rata basis between the Dollar Tranche B Term Loan and the Euro Tranche B Term Loan) in accordance with Section 2.14(a) of the Credit Agreement as if the reference therein to Section 6.08(d) of the Credit Agreement was a reference to this Section 5(d) without giving effect to any reinvestment rights therein and which shall not be permitted to be waived pursuant to Section 2.15(e) of the Credit Agreement and (ii) to make an offer to repurchase, retire or redeem the Senior Secured Notes.

(e)Other Indebtedness.

(i)No default or event of default under the EIB Facility, the Senior Notes, the Senior Secured Notes or any other Material Indebtedness of Grifols or any of its Subsidiaries shall have occurred and be continuing on the Biomat Transactions Consummation Date; and no default or event of default under the Credit Agreement (as amended by this Amendment), the EIB Facility, the Senior Notes, the Senior Secured Notes, or any other Material Indebtedness of the Parent and its Subsidiaries would reasonably be expected to result from the consummation of the Biomat Transactions.

(ii)Each of the EIB Facility, the Senior Notes and the Senior Secured Notes shall have been amended or modified, or waivers shall have been obtained from requisite lenders or noteholders thereunder, as applicable, to the extent necessary to (i) permit the consummation of the Biomat Transactions and the performance by each Loan Party and its Restricted Subsidiaries under the Biomat Transactions, (ii) release Biomat and Talecris from its guaranty obligations thereunder and (iii) other than with respect to the Senior Notes, release any liens on (A) the equity of Biomat and Talecris and (B) the assets of Biomat and Talecris, in each that secure the obligations thereunder or any guaranty thereof, in each case, in a manner reasonably satisfactory to the Administrative Agent and the Arranger.

(f)Class B Equity Governing Documents. (i) Each of the Class B Equity Governing Documents shall be reasonably acceptable to the Administrative Agent and the Arranger and (ii) the Biomat Class B Equity Interests have been appropriately authorized and issued on terms reasonably satisfactory to the Administrative Agent and the Arranger; it being acknowledged and agreed that the Class B Equity Governing Documents and the terms of the Biomat Class B Equity Interests provided or otherwise disclosed to the Agent and the Arranger on or prior to the First Amendment Effective Date are reasonably acceptable and satisfactory to the Agent and the Arranger.

(g)Fees and Expenses. Without duplication of Section 4(c), the Administrative Agent and the Arranger shall have received payment of all reasonable and documented costs and out-of- pocket expenses (including, without limitation, legal fees of the Administrative Agent and the Arranger and fees due under Section 6 herein) incurred in connection with this Amendment or otherwise required to be paid under the Credit Agreement, to the extent invoiced to the Borrowers no later than two Business Days prior to the Biomat Transactions Consummation Date.

(h)Outside Date. The Biomat Transactions Consummation Date shall have occurred no later than March 15, 2022.

Section 6.Fees.

As consideration for each of the Lender signatories hereto consenting to the amendments described herein, each Borrower jointly and severally agrees to pay to each Lender of record as of the First Amendment Effective Date (i) that provides its written consent to this Amendment on or prior to August 6, 2021, or such later date as agreed to by the Borrowers in their sole discretion with respect to any individual Lender, an amendment fee equal to 0.25% of the aggregate principal amount of Loans and Revolving Commitments held by such Lender as of the First Amendment Effective Date and (ii) that provides its written consent to this Amendment after

August 6, 2021 but prior to August 13, 2021 or such later date as agreed to by the Borrowers in their sole discretion with respect to any individual Lender, an amendment fee equal to 0.175% of the aggregate principal amount of Loans and Revolving Commitments held by such Lender as of the First Amendment Effective Date. Such amendment fees shall be subject to the consummation of the First Amendment Effective Date and be payable within five Business Days of the First Amendment Effective Date. All fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or shall be grossed up by the Borrowers for such amounts. The Borrowers hereby agree that, once paid, the fees or any part thereof payable hereunder shall not be refundable under any circumstances.

Section 7.Reaffirmation

(a)On each of the First Amendment Effective Date and the Biomat Transactions Consummation Date, each Loan Party (a) reaffirms its guaranty of the Obligations pursuant to the Credit Agreement as amended hereby, (b) hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the amendment of the Credit Agreement, the U.S. Security Agreement and the U.S. Pledge Agreement effected pursuant to this Amendment, (c) hereby confirms that each Loan Document to which it is a party or is otherwise bound will continue to be in full force and effect as amended by this Amendment and all of its obligations thereunder shall not be impaired or limited by the execution or effectiveness of this Amendment. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement or any of the other Loan Documents.

(b)Each Loan Party reaffirms the security interests granted under the terms and conditions of the Security Documents and agrees that such security interests remain in full force and effect and are hereby ratified, reaffirmed and confirmed. Each Loan Party hereby (i) confirms that all Collateral encumbered by the Loan Documents will continue to secure to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Guaranteed Obligations and (ii) confirms its respective grant to the Collateral Agent for the benefit of the Secured Parties of the security interest in and continuing Lien on all of such Loan Party’s right, title and interest in, to and under all Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all applicable obligations (including all such obligations as amended, reaffirmed and/or increased pursuant to this Amendment), to the extent set forth, and subject to the terms contained, in the Loan Documents.

(c)It is the intention of each of the parties hereto that the Credit Agreement, the U.S. Security Agreement and the U.S. Pledge Agreement be amended so as to preserve the perfection and priority of all Liens securing Indebtedness and Obligations under the Credit Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement and the other Loan Documents and that all Indebtedness and Obligations of the Loan Parties thereunder shall be secured by the Liens evidenced under the Loan Documents and that neither this Amendment nor the transactions contemplated hereby constitute a novation or termination of the Indebtedness and Obligations existing under the Credit Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement and the other Loan Documents (or serve to terminate Sections 9.06, 10.02 or 10.03 of the Credit Agreement or any of the Borrowers’ obligations thereunder). The parties hereto further acknowledge and agree that this Amendment constitutes an amendment of the Credit Agreement, the U.S. Security Agreement and the U.S. Pledge Agreement made under and in accordance with the terms of Section 10.05 of the Credit Agreement.

Section 8.Miscellaneous Provisions

(a)This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provisions of the Credit Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement or any other Loan Document.

(b)The Administrative Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the Biomat Transactions Consummation Date, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of the Administrative Agent or the Required Lenders such request is warranted under the circumstances.

(c)This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including by facsimile or electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Amendment shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. A complete set of counterparts shall be lodged with the Parent and the Administrative Agent.

(d)THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(e)From and after the First Amendment Effective Date, all references in the Credit Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement and each of the other Loan Documents to the Credit Agreement, shall be deemed to be references to the Credit Agreement, the U.S. Security Agreement and the U.S. Pledge Agreement, respectively, as modified hereby. This Amendment shall constitute a Loan Document for all purposes under the Credit Agreement and each of the other Loan Documents.

(f)This Amendment shall be binding upon and inure to the benefit of the Borrowers and the Guarantors and each of their respective successors and assigns, and upon the Administrative Agent and the Lenders and their respective successors and assigns.

(g)Section and  subsection  headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

(h)Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized signatories thereunto duly authorized as of the date first written above.-

GRIFOLS WORLDWIDE
OPERATIONS LIMITED

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

[Signature Page of Amendment]

GRIFOLS, S.A.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

GRIFOLS WORLDWIDE
OPERATIONS USA, INC.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

[Signature Page of Amendment]

GRIFOLS BIOLOGICALS LLC

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

GRIFOLS THERAPEUTICS LLC

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

GRIFOLS SHARED SERVICES NORTH AMERICA, INC.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

INSTITUTO GRIFOLS, S.A.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

GRIFOLS INTERNATIONAL S.A.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

[Signature Page of Amendment]

GRIFOLS USA, LLC

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

BIOMAT USA, INC.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

TALECRIS PLASMA RESOURCES, INC.

By:	/s/ Alfredo Arroyo
Name:	Alfredo Arroyo
Title:	Authorized Signatory

[Signature Page of Amendment]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

[Signature Page of Amendment]

ANNEX I

Schedule 5.2(I)(B) to the U.S. Security Agreement

COLLATERAL IDENTIFICATION

I. INVESTMENT RELATED PROPERTY

(B)Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No.	Par Value	No. of Pledged LLC Interests	Percentage of LLC Interests of the Issuer
Grifols Shared Services North America, Inc.	Grifols USA, LLC	N	N/A	N/A	1	100%
Grifols Shared Services North America, Inc.	Grifols Biologicals LLC	N	N/A	N/A	1	100%
Grifols Shared Services North America, Inc.	Grifols Therapeutics LLC	N	N/A	N/A	1	100%
Grifols Shared Services North America, Inc.	Biomat Holdco, LLC	N	N/A	N/A	1	100%

ANNEX II

Schedule 5.2(i)(A) to the U.S. Security Agreement

COLLATERAL IDENTIFICATION

I. INVESTMENT RELATED PROPERTY

(A)Pledged Stock:

Grantor	Stock Issuer	Certificated (Y/N)	Stock Certificate No.	Par Value	No. of Pledged Stock	Percentage of Outstanding Stock of the Stock Issuer
Grifols Worldwide Operations Limited	Grifols Worldwide Operations USA, Inc.	Y	1	$0.01	100	100%